Exhibit 99.1

World Acceptance Corporation Reports Fiscal 2023 Second Quarter Results

GREENVILLE, S.C.--(BUSINESS WIRE)--October 27, 2022--World Acceptance Corporation (NASDAQ: WRLD) today reported financial results for its second quarter of fiscal 2023 and six months ended September 30, 2022.

Second quarter highlights

During its fiscal second quarter, World Acceptance Corporation slowed growth in both loan balances and customer base by tightening underwriting and reducing new borrower marketing spend. Management believes that continuing to conservatively manage investment in our highest credit-risk customers, including lower credit-grade new customers, is prudent given current economic uncertainties.

Highlights from the second quarter include:

  Gross loans outstanding of $1.60 billion, a 14.6% increase from same quarter prior year
  Total revenues of $151.2 million, a 9.72% increase from the same quarter prior year
  Net loss of $1.4 million and adjusted net loss of $1.2 million
  Net loss per share of $0.24 and adjusted net loss per diluted share of $0.20
  Cash flow from operating activities of $136.7 million over the last six months, a 27.7% increase from the same period in FY2022

  See "Non-GAAP financial measures." below.

Portfolio results

Gross loans outstanding were $1.60 billion as of September 30, 2022, a 14.6% increase from the $1.39 billion of gross loans outstanding as of September 30, 2021. During the most recent quarter, gross loans outstanding decreased 2.6%, or $43.4 million, from $1.64 billion as of June 30, 2022, compared to an increase of 14.0%, or $171.7 million, in the comparable quarter of the prior year. During the quarter, we saw a decrease in borrowing from new and former customers compared to the same quarter of the prior year. During the quarter, we continued to tighten the credit model underwriting on new borrowers implemented in the prior quarter, as well as took steps to improve the gross yield to expected loss ratio for all new, former, and refinance customer originations.

The following table includes the volume of gross loan origination balances, excluding tax advance loans, by customer type for the following comparative quarterly periods:

	Q2 FY 2023	Q2 FY 2022	Q2 FY 2021
New Customers	$41,008,781	$97,139,581	$40,950,109
Former Customers	$94,612,837	$123,686,880	$89,819,052
Refinance Customers	$621,104,354	$586,422,822	$523,735,959

Our customer base decreased by 2.3% during the twelve-month period ended September 30, 2022, compared to an increase of 5.0% for the comparable period ended September 30, 2021. During the quarter ended September 30, 2022, the number of unique borrowers in the portfolio decreased by 5.1% compared to an increase of 8.2% during the quarter ended September 30, 2021. As a result of the expanded emphasis on our larger loan offerings, the average gross loan balance increased 17.6% as of September 30, 2022, compared to September 30, 2021.

As of September 30, 2022, the Company had 1,104 open branches. For branches open throughout both periods, same store gross loans increased 21.2% in the twelve-month period ended September 30, 2022, compared to an increase of 27.5% for the twelve-month period ended September 30, 2021. For branches open throughout both periods, the customer base over the twelve-month period ended September 30, 2022, increased 3.3% compared to an increase of 6.3% for the twelve-month period ended September 30, 2021.

Three-month financial results

Net income for the second quarter of fiscal 2023 decreased by $13.8 million to a $1.4 million loss from $12.4 million of income for the same quarter of the prior year. Net income per diluted share decreased to a $0.24 loss per share in the second quarter of fiscal 2023 from income of $1.94 per share for the same quarter of the prior year. Net loss adjusted for the impact of the change in the allowance for credit losses but including the impact of recognized net credit losses was $1.2 million for the current quarter compared to income of $27.3 million in the same quarter of the prior year. Adjusted net income per diluted share decreased to a loss of $0.20 per share in the second quarter of fiscal 2023 from income of $4.26 per share for the same quarter of the prior year. We believe this provides additional insight into our operations and profitability in periods of substantial growth and provides additional information regarding the expected loss rates due to credit normalization and seasonality. See further discussion on the current quarter provision and impact of current expected credit loss methodology below.

There were no repurchases of common stock during the second quarter of fiscal 2023. The Company repurchased 73,643 shares of its common stock on the open market at an aggregate purchase price of approximately $14.3 million during the first quarter of fiscal 2023. This is in addition to repurchase of 589,533 shares in fiscal 2022 at an aggregate purchase price of approximately $111.1 million and the repurchase of 1,129,875 shares in fiscal 2021 at an aggregate purchase price of approximately $102.4 million. The Company had approximately 5.7 million common shares outstanding, excluding approximately 550,000 unvested restricted shares, as of September 30, 2022. As of September 30, 2022, the Company had the ability to repurchase approximately $1.1 million of additional shares under its current share repurchase program and, subject to board approval, could repurchase approximately $13.5 million of shares under the terms of its debt facilities.

Total revenues for the second quarter of fiscal 2023 increased to $151.2 million, a 9.7% increase from $137.8 million for the same quarter of the prior year. This was driven by a 9.9% increase in average gross earning loans (total gross loans less gross loans 60 days contractually past due and tax advances). Interest and fee income increased 10.5%, from $118.1 million in the second quarter of fiscal 2022 to $130.5 million in the second quarter of fiscal 2023 due to an increase in loans outstanding. Insurance income increased by 21.9% to $16.8 million in the second quarter of fiscal 2023 compared to $13.8 million in the second quarter of fiscal 2022. The large loan portfolio increased from 47.6% of the overall portfolio as of September 30, 2021, to 55.4% as of September 30, 2022. This resulted in lower interest and fee yields but higher insurance sales in the most recent quarter, given that the sale of insurance products is limited to large loans in several states in which we operate. Other income decreased by 33.4% to $3.9 million in the second fiscal quarter of fiscal 2023 compared to $5.9 million in the second fiscal quarter of fiscal 2022. Other income decreased due to a decrease in sales of our motor club product.

On April 1, 2020, the Company replaced its incurred loss methodology with a current expected credit loss ("CECL") methodology to accrue for expected losses. This change in accounting methodology requires us to create a larger provision for credit losses on the day we originate the loan compared to the prior methodology. The provision for credit losses increased $26.6 million to $68.6 million from $42.0 million when comparing the second quarter of fiscal 2023 to the second quarter of fiscal 2022. The table below itemizes the key components of the CECL allowance and provision impact during the quarter.

CECL Allowance and Provision (Dollars in millions)	FY 2023	FY 2022	Difference
Beginning Allowance - June 30	$155.7	$97.9	$57.8
Change due to Growth	$(4.1)	$13.7	$(17.8)
Change due to Expected Loss Rate on Performing Loans	$(3.6)	$(0.2)	$(3.4)
Change due to 90 day past due	$7.9	$3.3	$4.6
Ending Allowance - September 30	$155.9	$114.7	$41.2

Net Charge-offs	$68.4	$25.2	$43.2
Provision	$68.6	$42.0	$26.6
Note: The change in allowance for the quarter plus net charge-offs for the quarter equals the provision for the quarter.

The change in the allowance during the quarter was significantly impacted by an increase in accounts 90 days past due. This was partially offset by a decrease in the portfolio and changes in expected loss rates on our performing loans. The three most important factors impacting the expected loss rates on performing loans are recent actual loss performance, changes in mix of the portfolio tenure, and a seasonality factor. The table below includes the seasonality factor for each quarter end.

Quarter End	Seasonality Factor
March 31	0.943738
June 30	1.080301
September 30	1.047518
December 31	0.938281

Expected loss rates by tenure bucket also increased due to actual loss rates increasing as credit normalizes. This was offset to some degree by a shift in portfolio mix to more tenured customers.

Net charge-offs for the quarter increased $43.2 million, from $25.2 million in the second quarter of fiscal 2022 to $68.4 million in the second quarter of fiscal 2023. Net charge-offs as a percentage of average net loan receivables on an annualized basis increased from 10.5% in the second quarter of fiscal 2022 to 23.0% in the second quarter of fiscal 2023.

Accounts 61 days or more past due increased to 8.0% on a recency basis at September 30, 2022, compared to 5.0% at September 30, 2021. The accounts 61 days or more past due include $5.3 million in gross loans related to loans acquired at a discount during the fiscal year. Total delinquency on a recency basis increased to 12.5% at September 30, 2022, compared to 8.9% at September 30, 2021. Our allowance for credit losses as a percent of net loans receivable was 13.5% at September 30, 2022, compared to 11.2% at September 30, 2021.

The table below is updated to use the customer tenure based methodology that aligns with our CECL methodology. After experiencing rapid portfolio growth during fiscal years 2019 and 2020, primarily in new customers, our gross loan balance experienced pandemic related declines in fiscal 2021 before rebounding during fiscal 2022. The tables below illustrate the changes in the portfolio weighting.

Gross Loan Balance By Customer Tenure at Origination
As of	Less Than 2 Years	More Than 2 Years	Total
09/30/2017	$292,919,738	$731,005,012	$1,023,924,750
09/30/2018	$360,508,875	$766,281,264	$1,126,790,139
09/30/2019	$457,720,143	$816,488,354	$1,274,208,497
09/30/2020	$365,242,591	$744,182,305	$1,109,424,896
09/30/2021	$455,201,848	$939,669,804	$1,394,871,652
09/30/2022	$481,374,232	$1,117,025,275	$1,598,399,507
Year-Over-Year Growth (Decline) in Gross Loan Balance by Customer Tenure at Origination
12 Month Period Ended	Less Than 2 Years	More Than 2 Years	Total
9/30/2017	$19,023,915	$12,819,275	$31,843,190
9/30/2018	$67,589,136	$35,276,253	$102,865,389
9/30/2019	$97,211,268	$50,207,090	$147,418,358
9/30/2020	$(92,477,552)	$(72,306,050)	$(164,783,602)
9/30/2021	$89,959,256	$195,487,500	$285,446,756
9/30/2022	$25,139,613	$178,388,242	$203,527,855

Change in Portfolio Mix by Customer Tenure at Origination
As of	Less Than 2 Years	More Than 2 Years
9/30/2017	6.9%	1.8%
9/30/2018	23.1%	4.8%
9/30/2019	27.0%	6.6%
9/30/2020	(20.2)%	(8.9)%
9/30/2021	24.6%	26.3%
9/30/2022	5.5%	19.0%

General and administrative (“G&A”) expenses decreased $3.8 million, or 5.1%, to $71.2 million in the second quarter of fiscal 2023 compared to $75.0 million in the same quarter of the prior fiscal year. As a percentage of revenues, G&A expenses decreased from 54.4% during the second quarter of fiscal 2022 to 47.1% during the second quarter of fiscal 2023. G&A expenses per average open branch increased by 1.4% when comparing the second quarter of fiscal 2023 to the second quarter fiscal 2022.

Personnel expense decreased $0.5 million, or 1.0%, during the second quarter of fiscal 2023 as compared to the second quarter of fiscal 2022. Salary expense increased approximately $3.3 million, or 11.4%, in the quarter ended September 30, 2022, compared to the quarter ended September 30, 2021. Our headcount as of September 30, 2022, increased 1.8% compared to September 30, 2021. Benefit expense decreased approximately $0.7 million, or 8.2%, when comparing the quarterly periods ended September 30, 2022 and 2021. Incentive expense decreased $3.6 million, or 31.8%, in the second quarter of fiscal 2023 compared to second quarter of fiscal 2022. On July 1, 2022, we increased base wages for our Financial Service Representatives to a minimum of approximately $15 an hour and eliminated the monthly bonus for the same position.

Occupancy and equipment expense increased $0.6 million, or 4.3%, when comparing the quarterly periods ended September 30, 2022 and 2021. The current year includes $0.7 million in expense related to the merger of branches during the quarter.

Advertising expense decreased $4.3 million, or 80.9%, in the second quarter of fiscal 2023 compared to the second quarter of fiscal 2022 due to decreased spending on new customer acquisition programs.

Other expense increased $0.5 million, or 5.3%, in the second quarter of fiscal 2023 compared to the second quarter of fiscal 2022.

Interest expense for the quarter ended September 30, 2022, increased by $6.3 million, or 94.1%, from the corresponding quarter of the previous year. Interest expense increased due to an increase in average debt outstanding and a 32.6% increase in the effective interest rate from 5.0% to 6.7%. The average debt outstanding increased from $524.7 million to $775.6 million when comparing the quarters ended September 30, 2021 and 2022. The Company’s debt to equity ratio increased to 2.1:1 at September 30, 2022, compared to 1.4:1 at September 30, 2021. As of September 30, 2022, the Company had $746.7 million of debt outstanding, net of unamortized debt issuance costs related to the unsecured senior notes payable. The net paydown of debt during the quarter was $30.5 million.

Other key return ratios for the second quarter of fiscal 2023 included a 1.3% return on average assets and a return on average equity of 4.1% (both on a trailing twelve-month basis).

Six-Month Results

Net income for the six-months ended September 30, 2022, decreased $38.4 million to a $10.2 million loss compared to income of $28.2 million for the same period of the prior year. This resulted in a net loss of $1.77 per diluted share for the six months ended September 30, 2022, compared to a net income of $4.38 per diluted share in the prior-year period. Total revenues for the first six-months of fiscal 2023 increased 15.5% to $308.8 million compared to $267.5 million during the corresponding period of the previous year due to an increase in loans outstanding. Annualized net charge-offs as a percent of average net loans increased from 10.9% during the first six-months of fiscal 2022 to 22.8% for the first six-months of fiscal 2023.

Non-GAAP financial measures

From time-to-time the Company uses certain financial measures derived on a basis other than generally accepted accounting principles (“GAAP”), primarily by excluding from a comparable GAAP measure certain items the Company does not consider to be representative of its actual operating performance. Such financial measures qualify as “non-GAAP financial measures” as defined in SEC rules. The Company uses these non-GAAP financial measures in operating its business because management believes they are less susceptible to variances in actual operating performance that can result from the excluded items and other infrequent charges. The Company may present these financial measures to investors because management believes they are useful to investors in evaluating the primary factors that drive the Company’s core operating performance and provide greater transparency into the Company’s results of operations. However, items that are excluded and other adjustments and assumptions that are made in calculating these non-GAAP financial measures are significant components to understanding and assessing the Company’s financial performance. Such non-GAAP financial measures should be evaluated in conjunction with, and are not a substitute for, the Company’s GAAP financial measures. Further, because these non-GAAP financial measures are not determined in accordance with GAAP and are, thus, susceptible to varying calculations, any non-GAAP financial measures, as presented, may not be comparable to other similarly titled measures of other companies.

For purposes of assessing performance, the Company will adjust earnings to remove the impact of the change in the allowance for credit losses but including the impact of recognized net credit losses. The Company believes this measure improves the compatibility of our results to peer companies who use varying methods to determine their allowance for credit losses under the CECL. The measure also normalizes earnings for the impact of growth, seasonality and periods of volatility in expected loss rates.

This measure has limitations as an analytical tool and should not be considered in isolation or as a substitute for GAAP earnings or other income statement data prepared in accordance with GAAP. The following table reconciles GAAP net income (loss) to Adjusted net income (loss):

	Three months ended September 30,	Three months ended September 30,
	2022	2021

Income (loss) before income taxes	$(1,612,225)	$14,080,846

Provision for credit losses	68,620,146	42,043,526
Net charge-offs	(68,378,724)	(25,235,916)
Adjusted income (loss) before income taxes	(1,370,803)	30,888,456
Income tax expense (benefit) at actual rate	(209,385)	3,599,241
Adjusted net income (loss)	$(1,161,418)	$27,289,215

Weighted average dilutive shares outstanding	5,726,469	6,413,079

Adjusted net income (loss) per common share, diluted	$(0.20)	$4.26

About World Acceptance Corporation (World Finance)

Founded in 1962, World Acceptance Corporation (NASDAQ: WRLD), is a people-focused finance company that provides personal installment loan solutions and personal tax preparation and filing services to over one million customers each year. Headquartered in Greenville, South Carolina, the Company operates more than 1,100 community-based World Finance branches across 16 states. The Company primarily serves a segment of the population that does not have ready access to credit; however, unlike many other lenders in this segment, we strive to work with our customers to understand their broader financial pictures, ensure they have the ability and stability to make payments, and help them achieve their financial goals. For more information, visit www.loansbyworld.com.

Second quarter conference call

The senior management of World Acceptance Corporation will be discussing these results in its quarterly conference call to be held at 10:00 a.m. Eastern Time today. A simulcast of the conference call will be available on the Internet at https://event.choruscall.com/mediaframe/webcast.html?webcastid=Su51S5JD. The call will be available for replay on the Internet for approximately 30 days.

During the conference call, the Company may discuss and answer questions concerning business and financial developments and trends that have occurred after quarter-end. The Company’s responses to questions, as well as other matters discussed during the conference call, may contain or constitute information that has not been disclosed previously.

Cautionary Note Regarding Forward-looking Information

This press release may contain various “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, that represent the Company’s current expectations or beliefs concerning future events. Statements other than those of historical fact, as well as those identified by words such as “anticipate,” “estimate,” intend,” “plan,” “expect,” “project,” “believe,” “may,” “will,” “should,” “would,” “could,” “probable” and any variation of the foregoing and similar expressions are forward-looking statements. Such forward-looking statements are inherently subject to risks and uncertainties. The Company’s actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause actual results or performance to differ from the expectations expressed or implied in such forward-looking statements include the following: the ongoing impact of the COVID-19 pandemic and the mitigation efforts by governments and related effects on our financial condition, business operations and liquidity, our customers, our employees, and the overall economy; recently enacted, proposed or future legislation and the manner in which it is implemented; changes in the U.S. tax code; the nature and scope of regulatory authority, particularly discretionary authority, that may be exercised by regulators, including, but not limited to, U.S. Consumer Financial Protection Bureau, and individual state regulators having jurisdiction over the Company; the unpredictable nature of regulatory proceedings and litigation; employee misconduct or misconduct by third parties; uncertainties associated with management turnover and the effective succession of senior management; media and public characterization of consumer installment loans; labor unrest; the impact of changes in accounting rules and regulations, or their interpretation or application, which could materially and adversely affect the Company’s reported consolidated financial statements or necessitate material delays or changes in the issuance of the Company’s audited consolidated financial statements; the Company's assessment of its internal control over financial reporting; changes in interest rates; the impact of inflation; risks relating to the acquisition or sale of assets or businesses or other strategic initiatives, including increased loan delinquencies or net charge-offs, the loss of key personnel, integration or migration issues, the failure to achieve anticipated synergies, increased costs of servicing, incomplete records, and retention of customers; risks inherent in making loans, including repayment risks and value of collateral; cybersecurity threats, including the potential misappropriation of assets or sensitive information, corruption of data or operational disruption; our dependence on debt and the potential impact of limitations in the Company’s amended revolving credit facility or other impacts on the Company's ability to borrow money on favorable terms, or at all; the timing and amount of revenues that may be recognized by the Company; changes in current revenue and expense trends (including trends affecting delinquency and charge-offs); the impact of extreme weather events and natural disasters; changes in the Company’s markets and general changes in the economy (particularly in the markets served by the Company).

These and other factors are discussed in greater detail in Part I, Item 1A,“Risk Factors” in the Company’s most recent annual report on Form 10-K for the fiscal year ended March 31, 2022, as filed with the SEC and the Company’s other reports filed with, or furnished to, the SEC from time to time. World Acceptance Corporation does not undertake any obligation to update any forward-looking statements it makes. The Company is also not responsible for updating the information contained in this press release beyond the publication date, or for changes made to this document by wire services or Internet services.

WORLD ACCEPTANCE CORPORATION AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited and in thousands, except per share amounts)
	Three months ended September 30,		Six months ended September 30,
	2022	2021	2022	2021
Revenues:
Interest and fee income	$130,462	$118,113	$260,667	$227,288
Insurance income, net and other income	20,765	19,713	48,154	40,198
Total revenues	151,227	137,826	308,821	267,486

Expenses:
Provision for credit losses	68,620	42,044	154,442	72,309
General and administrative expenses:
Personnel	45,295	45,746	90,473	91,978
Occupancy and equipment	13,491	12,935	26,726	26,542
Advertising	1,010	5,295	3,218	9,055
Amortization of intangible assets	1,106	1,246	2,238	2,460
Other	10,284	9,767	21,381	18,306
Total general and administrative expenses	71,186	74,989	144,036	148,341

Interest expense	13,032	6,714	24,207	12,215
Total expenses	152,838	123,747	322,685	232,865

Income (loss) before income taxes	(1,611)	14,079	(13,864)	34,621

Income tax expense (benefit)	(246)	1,641	(3,696)	6,412

Net income (loss)	$(1,365)	$12,438	$(10,168)	$28,209

Net income (loss) per common share, diluted	$(0.24)	$1.94	$(1.77)	$4.38

Weighted average diluted shares outstanding	5,726	6,413	5,734	6,434

WORLD ACCEPTANCE CORPORATION AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS (unaudited and in thousands)
	September 30, 2022	March 31, 2022	September 30, 2021
ASSETS
Cash and cash equivalents	$20,695	$19,236	$16,886
Gross loans receivable	1,598,361	1,522,789	1,394,827
Less:
Unearned interest, insurance and fees	(439,656)	(403,031)	(370,017)
Allowance for credit losses	(155,892)	(134,243)	(114,660)
Loans receivable, net	1,002,813	985,515	910,150
Operating lease right-of-use assets, net	85,517	85,631	88,197
Finance lease right-of-use assets, net	—	608	810
Property and equipment, net	24,741	24,476	25,067
Deferred income taxes, net	47,299	39,801	34,248
Other assets, net	41,303	35,902	35,544
Goodwill	7,371	7,371	7,371
Intangible assets, net	17,518	19,756	22,306
Total assets	$1,247,257	$1,218,296	$1,140,579

LIABILITIES & SHAREHOLDERS' EQUITY
Liabilities:
Senior notes payable	$450,899	$396,973	$275,706
Senior unsecured notes payable, net	295,793	295,394	294,897
Income taxes payable	1,505	7,384	8,258
Operating lease liability	87,968	87,399	89,754
Finance lease liability	—	80	284
Accounts payable and accrued expenses	54,511	58,042	52,673
Total liabilities	890,676	845,272	721,572

Shareholders' equity	356,581	373,024	419,007
Total liabilities and shareholders' equity	$1,247,257	$1,218,296	$1,140,579

WORLD ACCEPTANCE CORPORATION AND SUBSIDIARIES SELECTED CONSOLIDATED STATISTICS (unaudited and in thousands, except percentages and branches)
	Three months ended September 30,		Six months ended September 30,
	2022	2021	2022	2021

Gross loans receivable	$1,598,361	$1,394,827	$1,598,361	$1,394,827
Average gross loans receivable (1)	1,635,556	1,314,397	1,600,374	1,230,307
Net loans receivable (2)	1,158,705	1,024,810	1,158,705	1,024,810
Average net loans receivable (3)	1,187,295	965,588	1,166,656	908,381

Expenses as a percentage of total revenue:
Provision for credit losses	45.4%	30.5%	50.0%	27.0%
General and administrative	47.1%	54.4%	46.6%	55.5%
Interest expense	8.6%	4.9%	7.8%	4.6%
Operating income as a % of total revenue (4)	7.6%	15.1%	3.3%	17.5%

Loan volume (5)	756,477	801,487	1,688,856	1,555,696

Net charge-offs as percent of average net loans receivable on an annualized basis	23.0%	10.5%	22.8%	10.9%

Return on average assets (trailing 12 months)	1.3%	8.6%	1.3%	8.6%

Return on average equity (trailing 12 months)	4.1%	22.4%	4.1%	22.4%

Branches opened or acquired (merged or closed), net	(42)	(3)	(63)	(3)

Branches open (at period end)	1,104	1,202	1,104	1,202
_______________________________________________________
(1) Average gross loans receivable have been determined by averaging month-end gross loans receivable over the indicated period, excluding tax advances.
(2) Net loans receivable is defined as gross loans receivable less unearned interest and deferred fees.
(3) Average net loans receivable have been determined by averaging month-end gross loans receivable less unearned interest and deferred fees over the indicated period, excluding tax advances.
(4) Operating income is computed as total revenues less provision for credit losses and general and administrative expenses.
(5) Loan volume includes all loan balances originated by the Company. It does not include loans purchased through acquisitions.

Contacts

John L. Calmes, Jr.
Chief Financial and Strategy Officer
(864) 298-9800